Filed pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$1,500,000,000

FLOATING RATE SENIOR NOTES, DUE JANUARY 2014

FINAL TERM SHEET

Dated January 26, 2011

Issuer:	Bank of America Corporation
Ratings of this Series:	A2 (Moody’s)/A (S&P)/A+ (Fitch)
Title of the Series:	Floating Rate Senior Notes, due January 2014
Aggregate Principal Amount Initially Being Issued:	$1,500,000,000
Issue Price:	100.00%
Trade Date:	January 26, 2011
Settlement Date:	February 2, 2011 (DTC)
Maturity Date:	January 30, 2014
Ranking:	Senior, Unsecured
Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000
Day Count Fraction:	Actual/360
Base Rate:	Three-Month LIBOR (Reuters)
Index Maturity:	90 days
Spread:	142 basis points
Interest Payment Dates and Interest Reset Dates:	January 30, April 30, July 30 and October 30 of each year, commencing on April 30, 2011, subject to adjustment in accordance with the modified following business day convention. The interest rate in effect for the first interest period will be based on an interpolated rate between Two-Month and Three-Month LIBOR, plus 142 basis points.
Interest Periods:	Quarterly. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, April 30, 2011, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	Deutsche Bank Securities Inc., ING Financial Markets LLC, Lloyds TSB Bank plc, nabSecurities, LLC, Scotia Capital (USA) Inc., SG Americas Securities, LLC
Junior Co-Managers:	CastleOak Securities, L.P., Lebenthal & Co., LLC
CUSIP:	06051GEF2
ISIN:	US06051GEF28

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.